Exhibit 10.11

Description of Ancestry.com Inc. 2012 Performance Incentive Plan

On February 13, 2012, the Compensation Committee of the Board of Directors of Ancestry.com Inc. approved financial performance objectives under the Company’s Performance Incentive Program to serve as the basis for determining the Company-wide bonus pool to be paid under the program for 2012.

The Compensation Committee confirmed that two corporate performance measures are to be used in calculating the pool for awards for 2012: revenue and adjusted EBITDA. Both measures will be weighted equally.

For revenue, no pool funding occurs below 98% of target revenue; at 100% of target revenue, the pool is funded at 100% of the target bonus pool attributable to revenue. The maximum funding of 120% of the target bonus pool attributable to revenue occurs at 103% of target revenue. Results between 98% and 100% of target revenues, and between 100% and 103% of target revenues, are interpolated.

For adjusted EBITDA, no pool funding occurs below 95% of target adjusted EBITDA, the pool is funded at 80% of the target bonus pool attributable to adjusted EBITDA at 95% of target adjusted EBITDA. The maximum funding of 120% of the target bonus pool attributable to adjusted EBITDA occurs at 105% of target adjusted EBITDA. Results between 95% and 100% of target adjusted EBITDA, and between 100% and 105% of target adjusted EBITDA, are interpolated. The Company defines adjusted EBITDA as net income (loss) plus net interest (income) expense; income tax expense; non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and other (income) expense.

Under the Performance Incentive Program for 2012, each of the two performance measures are reviewed separately in determining the funding of the bonus pool. For example, if the Company achieves less than 98% of target revenues but achieves 95% of target adjusted EBITDA, then employees will be eligible for a pool funded with zero allocation from the revenue target, but 80% of the adjusted EBITDA target (or 40% of the target bonus pool).

Individual payments made from the pool to each participant in the Performance Incentive Program, including the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the other executive officers, will be based on each executive officer’s target bonus percentage of salary, as such amount may be adjusted by (1) the achievement of individual performance goals, (2) individual performance ratings, (3) business unit performance, and (4) such other factors as the Board of Directors or Compensation Committee may determine.